EXHIBIT 99.5
Frequently Asked Questions
This document is confidential and contains sensitive information which is not for public or internal distribution until final authorization has been given.

Plan Owners:	Robin Jones, extension 604.207.6111
Mary McDaniel, Indus 803.240.0788
(c) 2006 MDSI Mobile Data Solutions Inc. and Indus International Inc. All rights reserved.

Objective Create a list of anticipated questions and their responses in preparation for the announcement and following communications.

	Question	Response
General Questions	What is the name of combined company?	The combined company will undertake an assessment to select an appropriate name/brand that will highlight the strength of the combined organizations. We will announce the new company name after the transaction closes.

	Where are headquarters going to be?	Indus and MDSI will retain their respective headquarter locations until the transaction closes. The combined company will undertake an assessment to determine the most appropriate location for corporate headquarters.

	What will be the make up of the combined executive team going forward?	We currently expect that Gregory Dukat, current President and CEO of Indus, will be named CEO of the combined companies and Vince Burkett, current President and CEO of MDSI, will be the Chief Operating Officer (COO) of the combined companies, and will lead the team tasked with integration planning and execution. Over the next 60-90 days, Vista will discuss with the executive team potential roles in the combined company.

	How does the deal contribute to MDSI’s long-term strategic plan?	Clients in the utility, communications and other commercial field service industries face a common set of challenges as they try to optimize the performance of work and asset management, customer care, and field service operations. Increasingly these clients are seeking highly interoperable technologies, from a single source, to manage critical enterprise processes across customers, assets and the workforce.

This transaction broadens our solution offering to meet changing client needs, and creates a considerably larger installed base for the combined company.

	How does the deal contribute to Indus’ long-term strategic plan?	The merge of Indus and MDSI by Vista Equity Partners will enable Indus to capitalize on its Service Delivery Management vision focused on the needs of asset and service intensive organizations. The Indus strategy has been developed and refined over several years, and this event fits well with our overall master plan.

	What’s the timeline for this transaction to close?	The transaction is expected to close in 60-90 days and is subject to shareholder and regulatory approval as well as compliance with certain terms of the purchase agreement. Business should continue as normal throughout the closing period.

	What’s the plan in terms of transition and merger integration?	Some planning activities will begin immediately so that we can conduct a smooth transition and begin to capitalize on the benefits of this business combination as soon as possible after the closing. An integration team is being formed and will be lead by Vince Burkett, current CEO of MDSI and COO of the new company. Additional resources will be involved as deemed appropriate.

	Is the New Company for sale? What are Vista’s future plans? Do they plan to do further acquisitions?	Vista is a long-term investor whose objective in the Indus/MDSI transaction is to combine complementary technologies and build a platform for growth. The combination of MDSI and Indus is a significant step in that direction. Vista and the combined company will continue to assess other candidate companies which would further assist us in delivering on our strategic plan of broadening our product footprint and expanding geographically.

	Are layoffs planned as a result of the acquisition?	We will harness the strengths of both organizations to provide a platform for growth and to deliver robust, reliable products and exceptional service to our clients. At the same time, creating organizational synergies and efficiencies are an important part of this combination. Over the next 60-90 days we will be developing a plan for addressing our combined company resource requirements and optimal structure. There will be no changes to current staffing levels until after the transaction is closed.
(c) 2006 MDSI Mobile Data Solutions Inc. and Indus International Inc. All rights reserved.

	Question	Response
	What are the implications for each company’s product line? What products are you going to kill? What is your process for reaching that decision?	The obvious overlap occurs with Advantex/Indus Service Suite. As part of the integration planning, we will undertake a complete and careful analysis of the strengths of each product line. In consultation with key customers of both companies, we will develop a clear, phased roadmap for future releases leveraging the combined strengths of the new company, and the heritage of previous product releases. Upon completion of the assessment, we will communicate future roadmaps to our worldwide client base and other stakeholders. To be clear, the combined company will be mindful and protective of the respective investments that our customers have made and MDSI’s commitments. There will be no changes to our clients’ support experience.

	How does this change impact your immediate (3-12 month) product roadmap?	At this point there are no changes to announce or discuss.

	How does this change your view of the competitive landscape?	This deal reinforces a trend of consolidation among vendors that are aiming to provide integrated systems addressing critical business processes. The new company will be positioned to capitalize on the growing market demand for Service Delivery Management solutions.

Client FAQs	What does the announcement mean for our customers? Will we still have the same account manager and customer service rep? Will our service be out of the same location?	No immediate changes will occur. Following the close of the transaction, as the new company merges organizations and processes, we will leverage the combined capabilities of both companies to create an even better client experience.

Will we still have access to MDSI Online and/or Indus eService? Will there be an impact on my Professional Services engagements?

	What implications are there for our current licensed products? (Do some products go away?)	Future product releases will leverage the combined capabilities in the new company. It is our intent and expectation that all clients will benefit from a broader platform of best-of-breed products, and the combination of two companies with unparalleled technical and delivery expertise. Future product releases will continue to deliver significant new capabilities and provide clients with a clear path forward. Above all, we are committed to protecting our clients’ investments.

	Will this affect current targeted industries (i.e., Energy, Communications or Commercial Field Service)?	These markets have been targets for each company individually, and the combined company will continue to focus on these areas of expertise.

	Will any products be discontinued from support?	Existing product releases will continue to be supported per current support policies and all clients will be provided a path to future product releases.

	How will this affect our existing interfaces to competing products?	Both MDSI and Indus recognize the need to support integration with other product offerings available in the market. We will provide components of our offering “separately or together” which recognizes that third party products may be in our client’s portfolio.

Our focus going forward will be to demonstrate the value of using our combined offerings.

	Will we need to re-license any products?	Clients retain all rights governed by existing license and maintenance agreements.

	Will we still work with our current sales representative?	You should continue to work with your existing sales rep.

Employees All	What does this deal mean for our current organization? How will my team or my job be impacted? Do we expect to lay anyone off due to redundancy or other reasons? How many people? When?	We will harness the strengths of both organizations to deliver robust, reliable products and exceptional service to our customers. At the same time, organizational synergy and improvements are an important part of this transaction. Over the next 60-90 days we will develop a plan to address our combined company resource requirements and optimal structure.
(c) 2006 MDSI Mobile Data Solutions Inc. and Indus International Inc. All rights reserved.

	Question	Response
	How many employees currently work in both organizations, and where?	At MDSI (includes Regular and Temporary Full-time and contractors): 275 Total
• 240 Richmond
• 20 Itasca
• 15 International

At Indus:
607 total
• 531 US
• 14 Asia/Pacific
• 56 EMEA
• 6 Canada

	Will we close any offices?	Office closure is not part of the immediate integration plan that is being developed. As with any company, the combined organization will look for ways to streamline operations and look for efficiencies.

	How are we planning to integrate people (management, line staff) into the combined company? Will I have a new manager?	After we conduct the organizational structure review, it may be that, upon completion of the transaction, certain people at MDSI/Indus will have new managers. We will be communicating all organizational changes once our analysis has been completed.

	Does this deal change my benefits in any way?	Your benefits will not change in the near term. The combined organization will consolidate benefit plans and any change will be communicated as early as possible.

	Will I receive stock options in the new company?	Compensation incentive plans have not been developed for the new company, but we expect that there will be specialized financial incentives of various types available to employees within the new company structure.

	Are we free to discuss this transaction with 3rd parties, clients, or the market in general?	The Communications Team has developed a list of industry influencers and other interested parties who will be proactively contacted with information regarding this change in ownership and merger. You may discuss the public information which is provided to you by Indus or MDSI management, however, please do not speculate or offer non-documented information to others inside or outside the company. If you are questioned about the transaction, please refer the party to a member of the Communications Team.

Employees MDSI	Why are we doing this deal?	One of MDSI’s strategic goals has been to increase our product footprint. The combination of Indus and MDSI enables us to take a big step towards doing that.

This business combination is complementary in nature, in that each company has established proven product lines with minimal overlap, which are delivering tangible, positive results to our respective customers. MDSI is the acknowledged leader in mobile workforce management, with close to 100,000 licensed users in 110 installations around the world. Indus is the leading provider of Service Delivery Management solutions including Customer Management, Work and Asset Management, and Service Management systems.

MDSI and Indus have approximately 20 customers in common, leaving a substantial customer base to sell our respective solutions to moving forward.

With the combination of these two companies, we will be able to deliver exceptional value to the marketplace, one which provides an expanded, integrated product line and a larger, more diverse professional services team to meet the needs of our customers. Our combined sales forces will provide greater coverage in key regions.

Employees Indus	What’s the real difference between private versus public ownership?	Being a privately owned company will allow the management team to take a long term approach as opposed to having to take short term decisions to meet public expectations.

	What’s the difference between “private equity” and “venture capital” firms?	Vista Equity Partners is primarily a “private equity” company, which normally deals with more mature, going concerns. “Venture capital” firms are typically associated with newer, higher risk start-up or early stage companies.
(c) 2006 MDSI Mobile Data Solutions Inc. and Indus International Inc. All rights reserved

	Question	Response
	What role will Vista play as the new company goes forward?	The Vista team will work with the management team on both strategy and execution, similar to a board of directors in a publicly traded company.

	What happens to my stock in Indus?	All stock will be cashed out to all shareholders when the transaction closes. Employees participating in the Employee Stock Purchase Plan will continue to enjoy the benefits of stock purchases through the end of December 2006 (or earlier if the transaction closes at an earlier time). We do not plan to continue that plan beyond December. Instructions to shareholders will be forthcoming.

	What happens to my current stock options in Indus?	All vested and unvested “in the money” stock options for employees (at the time of close) will also be cashed out to option holders when the transaction closes. Instructions to optionholders will be forthcoming.

Partners All	How does this acquisition impact my relationship with MDSI/Indus?	No changes will occur.

	Is there an opportunity to resell /deploy Indus technology?	Upon the close of the transaction we will review opportunities to better leverage the combined solution offering with our business partners.

	Who is my account manager with the new company?	No changes will occur at this time.
In connection with the proposed transaction, the Company plans to file with the Securities and Exchange Commission (the “SEC”) and mail to its stockholders a proxy statement that will contain information about the Company, the other parties to the Merger, the proposed Merger and related matters. The information in this document is not a substitute for the proxy statement, and STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT CAREFULLY WHEN IT IS AVAILABLE, AS IT WILL CONTAIN IMPORTANT INFORMATION THAT STOCKHOLDERS SHOULD CONSIDER BEFORE MAKING A DECISION ABOUT THE MERGER. In addition to receiving the proxy statement and a proxy card from the Company by mail, stockholders will also be able to obtain the proxy statement, as well as other filings containing information about the Company, without charge, from the SEC’s website (http://www.sec.gov) or, without charge, from the Company.
The Company and its executive officers and directors may be deemed to be participants in the solicitation of proxies from the Company’s stockholders with respect to the proposed Merger. Parent and Merger Sub may also be deemed participants in such solicitation. Information regarding the Company’s directors and executive officers is available in the Company’s definitive proxy statement filed with the SEC on September 7, 2006. Information regarding any interests that the Company’s directors and executive officers may have in the Merger will be set forth in the proxy statement that the Company intends to file with the SEC in connection with the proposed Merger.
(c) 2006 MDSI Mobile Data Solutions Inc. and Indus International Inc. All rights reserved.